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                                                                      EX-99.B16


              SCHEDULE FOR COMPUTATION OF PERFORMANCE QUOTATIONS
                    VANGUARD GROWTH AND INCOME PORTFOLIO OF
                    VANGUARD QUANTITATIVE PORTFOLIOS, INC.


1. Average Annual Total Return (As of December 31, 1997)
    P (1 + T)n = ERV
  Where:     P = a hypothetical initial payment of $1,000
             T = average annual total return
             N = number of years

           ERV = ending redeemable value at the end of the period



EXAMPLE:
 One Year


      P = $1,000
      T = +35.59%
      N = 1

    ERV = $1,355.89



 Five Year


      P = $1,000
      T = +20.74%
      N = 5

    ERV = $2,565.91



 Ten Year


      P = $1,000
      T = +18.33%
      N = 10

    ERV =$5,380.69


2. YIELD (30 Days Ended December 31, 1997)




  YIELD = 2 [( a - b + 1)6 -- 1]
               -----
               c x d
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 Where:  a = dividends and interest paid during the period
         b = expense dollars during the period (net of reimbursements) c = the average daily number of shares outstanding during the period d = the maximum offering price per share on the last day of the period

EXAMPLE:


         a = $3,384,865.15
         b = $541,889.70
         c = $81,872,205.14
         d = $26.19
     Yield = 1.60%